Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 5, 2019 (except for the fourth and fifth paragraphs of Note 16, as to which the date is May 3, 2019) in Amendment 2 to the Registration Statement (Form S-1 No. 333-230837) and the related Prospectus of NextCure, Inc. for the registration of 5,000,000 shares of its common stock.

/s/ Ernst & Young LLP

Tysons, VA

May 3, 2019